EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

                                      AMONG

                            IVIVI TECHNOLOGIES, INC.
                                (AS THE COMPANY)


                             IVIVI TECHNOLOGIES, LLC
                                   (AS BUYER)

                                       AND

                                AJAX CAPITAL LLC
                       ONLY FOR PURPOSES OF SECTION 10.16
                                 (AS GUARANTOR)



                               SEPTEMBER 24, 2009




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
                                                TABLE OF CONTENTS
                                                -----------------

                                                                                              PAGE
                                                                                              ----

ARTICLE I             SALE AND PURCHASE AND ASSUMPTION..........................................2
     Section 1.1.     Sale and Purchase of Acquired Assets......................................2
     Section 1.2.     Excluded Assets...........................................................3
     Section 1.3.     Assumed Liabilities.......................................................4
     Section 1.4.     Excluded Liabilities......................................................4
     Section 1.5.     Company's Deliverables....................................................5
     Section 1.6.     Buyer's Deliverables......................................................6
     Section 1.7.     Nonassignable Assets......................................................6

ARTICLE II            PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE..............................7
     Section 2.1.     Payment of Purchase Price.................................................7
     Section 2.2.     Allocation of Purchase Price..............................................7

ARTICLE III           CLOSING; CLOSING DATE.....................................................7
     Section 3.1.     Closing; Closing Date.....................................................7

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................8
     Section 4.1.     Qualification, Organization, etc..........................................8
     Section 4.2.     Subsidiaries..............................................................8
     Section 4.3.     Corporate Authority Relative to This Agreement; No Violation..............8
     Section 4.4.     Opinion of Financial Advisor..............................................9
     Section 4.5.     Required Vote of the Company Shareholders.................................9
     Section 4.6.     State Takeover Statutes..................................................10
     Section 4.7.     Reports and Financial Statements.........................................10
     Section 4.8.     No Undisclosed Liabilities...............................................10
     Section 4.9.     Material Contracts.......................................................11
     Section 4.10.    Compliance with Law......................................................11
     Section 4.11.    Proxy Statement; Other Information.......................................11
     Section 4.12.    Intellectual Property....................................................12
     Section 4.13.    Insurance................................................................12
     Section 4.14.    Finders or Brokers.......................................................12
     Section 4.15.    Warrants.................................................................12
     Section 4.16.    Inventory................................................................12

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF THE BUYER..............................13
     Section 5.1.     Qualification; Organization..............................................13
     Section 5.2.     Corporate Authority Relative to This Agreement; No Violation.............13
     Section 5.3.     Proxy Statement; Other Information.......................................14
     Section 5.4.     Financing................................................................14
     Section 5.5.     Finders or Brokers.......................................................14
     Section 5.6.     Certain Arrangements.....................................................14
     Section 5.7.     Investigations; Litigation...............................................15
     Section 5.8.     Disclaimer...............................................................15


                                                       i
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                                                                                              PAGE
                                                                                              ----

ARTICLE VI            COVENANTS AND AGREEMENTS.................................................15
     Section 6.1.     Conduct of Business by the Company.......................................15
     Section 6.2.     Investigation............................................................18
     Section 6.3.     Solicitation.............................................................18
     Section 6.4.     Filings; Other Actions...................................................21
     Section 6.5.     Efforts..................................................................22
     Section 6.6.     Takeover Statute.........................................................23
     Section 6.7.     Public Announcements.....................................................24
     Section 6.8.     Shareholder Litigation...................................................24
     Section 6.9.     Notification of Certain Matters..........................................24
     Section 6.10.    Non-Competition and Non-Solicitation.....................................24
     Section 6.11.    Bulk Sales Law and Waiver................................................26
     Section 6.12.    Insurance................................................................27
     Section 6.13.    Use of Name..............................................................27
     Section 6.14.    Further Assurances.......................................................27
     Section 6.15.    Additional Covenants of the Buyer........................................27

ARTICLE VII           CONDITIONS TO THE TRANSACTION............................................29
     Section 7.1.     Conditions to Each Party's Obligation to Consummate the Transaction......29
     Section 7.2.     Conditions to Obligation of the Company to Consummate the Transaction....29
     Section 7.3.     Conditions to Obligation of the Buyer to Consummate the Transaction......29

ARTICLE VIII          TERMINATION..............................................................30
     Section 8.1.     Termination or Abandonment...............................................30
     Section 8.2.     Termination Fee..........................................................32

ARTICLE IX            INDEMNIFICATION..........................................................32
     Section 9.1.     Indemnification of the Buyer by the Company..............................32
     Section 9.2.     Indemnification of the Company by the Buyer..............................32
     Section 9.3.     Procedure for Indemnification............................................33

ARTICLE X             MISCELLANEOUS............................................................34
     Section 10.1.    Survival of Representations and Warranties...............................34
     Section 10.2.    Expenses.................................................................34
     Section 10.3.    Counterparts; Effectiveness..............................................34
     Section 10.4.    Governing Law............................................................34
     Section 10.5.    Jurisdiction; Enforcement................................................34
     Section 10.6.    WAIVER OF JURY TRIAL.....................................................35
     Section 10.7.    Notices..................................................................35
     Section 10.8.    Assignment; Binding Effect...............................................37
     Section 10.9.    Severability.............................................................37
     Section 10.10.   Entire Agreement; No Third-Party Beneficiaries...........................37
     Section 10.11.   Amendments; Waivers......................................................37
     Section 10.12.   Headings.................................................................38
     Section 10.13.   Interpretation...........................................................38
     Section 10.14.   No Recourse..............................................................38

                                                       ii
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                                                                                              PAGE
                                                                                              ----

     Section 10.15.   Determinations by the Company............................................38
     Section 10.16.   Ajax's Guaranty..........................................................39
     Section 10.17.   Certain Definitions......................................................39



EXHIBITS
Exhibit A                  Bill of Sale and Assignment
Exhibit B                  Intellectual Property Assignment
Exhibit C                  Assumption Agreement


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                                      iii
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         ASSET PURCHASE AGREEMENT, dated September 24, 2009 (this "AGREEMENT"), by and among Ivivi Technologies, Inc., a New Jersey corporation (the "COMPANY"),
Ivivi Technologies LLC, a Delaware limited liability company (the "BUYER") and, only for purposes of SECTION 10.16, Ajax Capital LLC, a Delaware limited liability company ("AJAX"). Certain other capitalized terms used herein are defined in SECTION 10.17 and throughout this Agreement.

                                    RECITALS

         WHEREAS, the Company is currently engaged in the business of designing, developing and commercializing certain proprietary early-stage medical electrotherapeutic technologies and engaged in sponsored research involving electrotherapeutic technologies (the "BUSINESS");

         WHEREAS, the Company wishes to sell, convey, assign and otherwise transfer to the Buyer, and the Buyer wishes to purchase and obtain the assignment from the Company, substantially all of the assets of the Company relating to the Business, and the Buyer wishes to assume certain liabilities of the Company relating to the Business, in each case as set forth in this Agreement and on the terms and subject to the conditions of this Agreement (the
"TRANSACTION");

         WHEREAS, the Board of Directors of the Company (the "BOARD"), acting upon the unanimous recommendation of a Special Committee of the Board (the
"SPECIAL COMMITTEE"), has unanimously (with the Chairman of the Board abstaining) (i) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction, and (ii) resolved to recommend approval of this Agreement by the shareholders of the Company;

         WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Buyer's willingness to enter into this Agreement, the Buyer, the Company and certain shareholders of the Company are entering into a voting agreement of even date herewith (the "VOTING AGREEMENT"), pursuant to which such shareholders have agreed, subject to the terms thereof, to vote their respective shares of common stock, no par value, of the Company
(the "COMPANY COMMON STOCK") in favor of approval of this Agreement and the transactions contemplated by this Agreement;

         WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Buyer's willingness to enter into this Agreement, the Company and Emigrant Capital Corp. ("EMIGRANT") are entering into an Amended and Restated Forbearance Agreement, of even date herewith (the
"FORBEARANCE AGREEMENT"), pursuant to which Emigrant is providing the Company with an extension to allow for the repayment of the Company's indebtedness owed to Emigrant concurrently with the Closing; and


                                       1

         WHEREAS, the Company and the Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and the other transactions contemplated by this Agreement and also to prescribe certain conditions to the Transaction as specified herein.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Buyer hereby agree as follows:

                                    ARTICLE I
                        SALE AND PURCHASE AND ASSUMPTION

         Section 1.1. SALE AND PURCHASE OF ACQUIRED ASSETS. At the Closing, upon the terms and subject to the conditions of this Agreement, the Company will sell, transfer, convey and assign to the Buyer, and the Buyer will purchase and accept, free and clear of all Liens (except for Liens created by the Buyer), all of the right, title, benefit and interest of the Company in, to and under all of the assets relating to the Business, including all of the following assets, but excluding the Excluded Assets (collectively, the "ACQUIRED ASSETS"):

              (a) FIXED ASSETS. Those assets of the Company set forth on
SCHEDULE 1.1(a);

              (b) INVENTORY. All inventory of the Company relating to the Business as of the Closing;

              (c) ACCOUNTS RECEIVABLE. All accounts receivable of the Company as of the Closing;

              (d) INTELLECTUAL PROPERTY. All Intellectual Property owned by the Company that is registered, issued or the subject of a pending application as set forth on SCHEDULE 1.1(d);

              (e) ASSUMED CONTRACTS. All Contracts listed and limited to those set forth on SCHEDULE 1.1(e) (the "ASSUMED CONTRACTS");

              (f) REGULATORY APPROVALS. All Regulatory Approvals, including all Regulatory Approvals from the United States Food and Drug Administration, of the Company set forth on SCHEDULE 1.1(f) to the extent such Regulatory Approvals are assignable under applicable Law;

              (g) RIGHTS UNDER THE COMPANY'S INSURANCE POLICIES. All rights, claims and credits of the Company arising under any of the Company's insurance policies (whether received prior to or following the Closing) solely in respect of any asset damaged, lost or condemned after the date hereof and which, if not so damaged, lost or condemned, would have been an Acquired Asset; and

              (h) OTHER ASSETS. All other property and equipment of the Company relating to the Business as set forth on SCHEDULE 1.1(h).

         At the Closing, the sale, transfer, conveyance, assignment and delivery of the Acquired Assets will be effected pursuant to the Bill of Sale and Assignment substantially in the form of EXHIBIT A and the Intellectual Property Assignment substantially in the form of EXHIBIT B and shall be transferred and conveyed to the Buyer at Closing free and clear of all Liens. Notwithstanding anything to the contrary contained in this Agreement, the transfer of the Acquired Assets will not include the assumption of any liability related to the Acquired Assets unless the Buyer expressly assumes that liability pursuant to
SECTION 1.3 of this Agreement.

         Section 1.2. EXCLUDED ASSETS. The Buyer shall not acquire any right, title, benefit or interest in, to or under the following (the "EXCLUDED ASSETS"):

              (a) CASH AND CASH EQUIVALENTS. All cash and cash equivalents of the Company as of the Closing;

              (b) COMPANY'S ORGANIZATIONAL ASSETS. The Company's amended certificate of incorporation and by-laws, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, tax returns, seals, minute books, stock transfer books and similar documents of the Company relating to the organization, maintenance and existence of the Company as a corporation;

              (c) LEASE AGREEMENT. The lease agreement between the Company and Mack-Cali East Lakemont LLC, dated June 18, 2007 (the "LEASE AGREEMENT");

              (d) OTHER CREDITS. Any rights to payments or payments (whenever received) from the surrender of net operating loss carryovers, tax credits, or similar tax benefits by the Company, including pursuant to the corporation business tax benefit certificate transfer program established by the New Jersey Economic Development Authority within the New Jersey Emerging Technology and Biotechnology Financial Assistance Program (N.J. Rev. Stat. Sec. 34:1B-7.42a);

              (e) RIGHTS, CLAIMS AND CREDITS. All rights, claims and credits of the Company to the extent relating to any other Excluded Asset or any Excluded Liability (as defined in SECTION 1.4), including any such rights, claims and credits arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of the Company in respect of any other Excluded Asset or any Excluded Liability;

              (f) INSURANCE POLICIES. All insurance policies to which the Company is a party (for avoidance of doubt, any rights, claims and credits arising under any of the Company's insurance policies as contemplated under
SECTION 1.1(g), shall be deemed Acquired Assets); and

              (g) OTHER ASSETS. Those assets of the Company set forth on
SCHEDULE 1.2(g).

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         Section 1.3. ASSUMED LIABILITIES. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer will, effective as of the Closing, and from and after the Closing, assume and agree to pay, perform and discharge when due, all liabilities, obligations and commitments of the Company under the Assumed Contracts from and after the Closing in accordance with their terms (the "ASSUMED LIABILITIES"); PROVIDED, however, that the Buyer shall not assume or agree to pay, discharge, satisfy and perform any liabilities arising (i) out of the Company's breach of or default under any of its obligations in relation to any of the Assumed Contracts occurring prior to the Closing or (ii) before the Closing. The assumption of the Assumed Liabilities by the Buyer will be effected pursuant to the Assumption Agreement substantially in the form of EXHIBIT C.

         Section 1.4. EXCLUDED LIABILITIES. Except for the Assumed Liabilities, the Buyer will not assume, be bound by or be deemed to have assumed, agreed to pay, perform, fulfill or discharge, and the Company will remain responsible for, any other duties, responsibilities, obligations or liabilities of the Company (whether or not related to the Business), whether known or unknown, fixed or contingent (the "EXCLUDED LIABILITIES"). For the avoidance of doubt, the Excluded Liabilities shall include, but shall not be limited to:

              (a) all liabilities relating to product liability or similar claims arising out of (i) the production or manufacture of any products of the Business prior to the Closing Date and (ii) the sale, marketing or use of such products assuming that the manufacture of such products occurred prior to the Closing;

              (b) all liabilities relating to the Excluded Assets (whether arising before, on or after the Closing);

              (c) all liabilities relating to any existing or future obligations of the Company under the Lease Agreement;

              (d) all liabilities relating to any of the Company's indebtedness owed to Emigrant;

              (e) all liabilities relating to the Assumed Contracts arising prior to the Closing;

              (f) all liabilities relating to any Hazardous Substance and any Environmental Law, as applicable to the Company;

              (g) all liabilities relating to any Tax and Tax Returns applicable to the Company (whether arising prior to, on or after the Closing);

              (h) all liabilities arising prior to the Closing relating to the use or ownership of any Intellectual Property included in the Acquired Assets;

              (i) any liabilities or expenses relating to or arising out of any
(i) Company Benefit Plan, whether or not such liabilities arise prior to or after the Closing or (ii) other liabilities related to the employment or termination of employment of any Person arising from or related to the operation of the Business by the Company (whether arising before, on or after the Closing) or the transactions contemplated by this Agreement (including, without limitation, liabilities related to the SMG Agreements (as defined in SECTION 6.15) or the Clubb Term Sheet (as defined in SECTION 6.15));

              (j) any liabilities relating to or arising out of the employment practices of the Company or Affiliate occurring prior to the Closing;

              (k) any liabilities relating to workers' compensation claims and occupational health claims against the Company for exposure, accidents or injuries occurring prior to the Closing; and

              (l) any liabilities relating to or arising out of the issued and outstanding Warrants (as defined in SECTION 4.15).

         Section 1.5. COMPANY'S DELIVERABLES. At the Closing, in addition to any other deliverables specified in this Agreement, the Company shall deliver, or cause to be delivered, to the Buyer:

              (a) a Bill of Sale and Assignment substantially in the form of EXHIBIT A duly executed by the Company;

              (b) an Intellectual Property Assignment substantially in the form of EXHIBIT B duly executed by the Company;

              (c) an Assumption Agreement substantially in the form of EXHIBIT C duly executed by the Company;

              (d) a duly executed payoff letter with respect to all of the Company's indebtedness owed to Emigrant (which letter shall include, among others, the release of all Liens in favor of Emigrant and the termination of all of the issued and outstanding Warrants held by Emigrant) in form and substance reasonably satisfactory to the Buyer;

              (e) a copy of (i) the Company's amended certificate of incorporation and by-laws, (ii) all required resolutions of the Company, authorizing the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the Transaction,
(iii) all required resolutions of the Company removing the obstacles under the New Jersey Shareholders' Protection Act with respect to the Buyer, and (iv) the incumbency of each person executing this Agreement and any other agreement, document or instrument contemplated hereby, in each case, certified by the Secretary of the Company to be true, correct, complete, unchanged and in full force and effect as of the Closing Date; and

              (f) each other certificate, instruments and documents as the Buyer may reasonably request in connection with Transaction.

         Section 1.6. BUYER'S DELIVERABLES. At the Closing, in addition to any other deliverables specified in this Agreement, the Buyer shall deliver, or cause to be delivered, to the Company:

              (a) the Purchase Price in accordance with SECTION 2.1 below;

              (b) an Assumption Agreement substantially in the form of EXHIBIT C duly executed by the Buyer;

              (c) a copy of (i) all required resolutions of the Buyer, authorizing the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby, including the Transaction, and (ii) the incumbency of each person executing this Agreement and any other agreement, document or instrument contemplated hereby, in each case, certified by the managing member or proper officer of the Buyer to be true, correct, complete, unchanged and in full force and effect as of the Closing Date; and

              (d) each other certificate, instruments and documents as the Company may reasonably request in connection with Transaction.

         Section 1.7. NONASSIGNABLE ASSETS. Nothing in this Agreement nor the consummation of the Transaction or the other transactions contemplated hereby shall be construed as an attempt or agreement to assign or transfer any Acquired Asset to the Buyer which by its terms or by Law is not assignable or transferable without a consent or satisfaction of any other condition or is cancelable by a third party in the event of an assignment or transfer (a "NONASSIGNABLE ASSET"), unless and until such consent shall have been obtained or condition satisfied. The Company shall use commercially reasonable efforts to obtain as expeditiously as possible any consent that may be required and to satisfy any condition necessary to the assignment or transfer of a Nonassignable Asset to the Buyer. The cost of obtaining any such consent or satisfying any such condition shall be borne by the Company. Unless and until any such consent that may be required is obtained or condition satisfied, to the extent permitted by applicable Laws and by the terms of the applicable Nonassignable Asset, the Company and the Buyer will cooperate and use commercially reasonable efforts to establish an arrangement reasonably satisfactory to the Company and the Buyer under which the Buyer would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations (to the extent such obligations would not constitute Excluded Liabilities) under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which the Company would enforce for the benefit of the Buyer, with the Buyer assuming and agreeing to pay the Company's obligations (to the extent such obligations would not constitute Excluded Liabilities), any and all claims, rights and benefits of the Company against a third party thereto. With respect to any Nonassignable Assets for which such an arrangement has been established, the Company shall promptly pay over to the Buyer the amount of all payments received by the Company in respect of such Nonassignable Assets.

                                   ARTICLE II
                  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE

         Section 2.1. PAYMENT OF PURCHASE PRICE. Subject to that certain Closing Agreement, of even date herewith, by and among the Company, the Buyer, Steven M. Gluckstern ("SMG"), Kathryn Clubb ("CLUBB"), Emigrant and Emigrant Mortgage Company, Inc. ("EMC") (the "CLOSING AGREEMENT"), at the Closing, upon the terms and subject to the conditions of this Agreement, the Buyer shall pay the Company, by wire transfer of immediately available funds, an aggregate amount equal to the sum of (i) the amount necessary to pay in full the principal of, and accrued interest on, the Company's indebtedness owed to Emigrant plus (ii) $475,000; PROVIDED, HOWEVER, that the sum of the amounts specified in clauses
(i) and (ii) shall in no event exceed THREE MILLION ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($3,150,000) (the "PURCHASE PRICE").

         Section 2.2. ALLOCATION OF PURCHASE PRICE. The Company and the Buyer agree that the Purchase Price shall be allocated among the Acquired Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed in good faith by the Company and the Buyer prior to Closing. The Company and the Buyer agree (a) to report as required the federal, state, local and foreign income and other Tax consequences of the Transaction, (b) to jointly prepare forms, as may be required, in a manner consistent with such allocation, and (c) without the consent of the other party, not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise. The Company and the Buyer agree that each will furnish the other a copy of any such required forms that are filed with any Governmental Entity with respect to Taxes by such party or any affiliate relating to the Transaction within ten Business Days prior to the filing of such form.

                                   ARTICLE III
                              CLOSING; CLOSING DATE

         Section 3.1. CLOSING; CLOSING DATE. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at 10:00 a.m., local time, as soon as practicable (and, in any event, within three Business Days) following the receipt by the Company of the Company Shareholder Approval, unless this Agreement has been terminated pursuant to its terms; PROVIDED, HOWEVER, that the Closing shall occur simultaneously with the closing of, and funding under, the Closing Agreement. The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, or by facsimile or other exchange of executed documents, or such other location as the Buyer and the Company may mutually agree. The time and date upon which the Closing occurs is herein referred to as the "CLOSING DATE."

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the disclosure letter delivered by the Company to the Buyer immediately prior to the execution of this Agreement (the "COMPANY DISCLOSURE LETTER," it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to the Buyer that the following statements contained in this ARTICLE IV are true and correct:

         Section 4.1. QUALIFICATION, ORGANIZATION, ETC.

              (a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets (including the Acquired Assets) and to carry on its Business as presently conducted.

              (b) The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets (including Acquired Assets) or properties or conduct of its Business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in any Company Material Adverse Effect. The organizational documents of the Company, as previously made available to the Buyer, are in full force and effect. The Company is not in violation of its organizational documents.

         Section 4.2. SUBSIDIARIES. The Company has no Subsidiaries and does not own or control, directly or indirectly, any shares of capital stock or other equity interest of any other corporation or limited liability company or any interest in any partnership, joint venture or other non-corporate business enterprise.

         Section 4.3. CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

              (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as defined in SECTION 4.5), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board, acting upon the unanimous recommendation of the Special Committee, and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, each member of the Board (with the Chairman of the Board abstaining) and the Special Committee of the Board has unanimously resolved to recommend that the Company's shareholders approve this Agreement and the transactions contemplated hereby (including the Special Committee's recommendation, the "RECOMMENDATION").

This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Buyer, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

              (b) Other than in connection with or in compliance with (i) the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), (ii) filing to record the termination of security interest held by Emigrant in the Acquired Assets required under the Uniform Commercial Code and (iii) the Regulatory Approvals set forth on SECTION 4.3(b) of the Company Disclosure Letter, no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a "GOVERNMENTAL ENTITY") is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby.

              (c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any material loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "LIEN") upon any of the properties of the Company (including the Acquired Assets), (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws, in each case as amended, of the Company or (iii) assuming that the consents and approvals referred to in SECTION 4.3(b) are duly obtained, conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii), for any such violations, defaults or conflicts which would not be materially adverse to the Company.

         Section 4.4. OPINION OF FINANCIAL ADVISOR. The Board and the Special Committee have received the opinion of Foundation Ventures LLC to the effect that, as of the date hereof, the Purchase Price is fair to the Company from a financial point of view.

         Section 4.5. REQUIRED VOTE OF THE COMPANY SHAREHOLDERS. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing a majority of all the votes cast by the holders of shares of Company Common Stock entitled to vote at a meeting of shareholders, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Transaction and the other transactions contemplated hereby (the "COMPANY SHAREHOLDER APPROVAL").

         Section 4.6. STATE TAKEOVER STATUTES. No state anti-takeover statute or regulation (including the New Jersey Shareholders' Protection Act), nor any takeover-related provision in the Company's amended certificate of incorporation or by-laws, as amended, would (a) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or any related agreement or the Company's ability to consummate the Transaction or the other transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement or any provision hereof, or (c) subject the Buyer to any impediment or condition in connection with the exercise of any of its rights under this Agreement. The Board has taken all necessary actions, including the approval of the Transaction and the other transactions contemplated by this Agreement, to remove any obstacle under the New Jersey Shareholders' Protection Act to consummate the Transaction and the other transactions contemplated by this Agreement such that the New Jersey Shareholders' Protection Act no longer applies to the execution, delivery and performance of this Agreement, including the consummation of the Transaction and the other transactions contemplated by this Agreement.

         Section 4.7. REPORTS AND FINANCIAL STATEMENTS. The financial statements (including all related notes and schedules) of the Company (such financial statements being consolidated to the extent applicable) included in the Company SEC Documents fairly present in all material respects the financial position of the Company, as at the respective dates thereof, and the results of its operations and its cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the Securities and Exchange Commission (the "SEC")) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); PROVIDED, however, that the representations and warranties contained in this SECTION 4.7 with respect to any unaudited statements included in the Company SEC Documents shall be qualified by the Company's Knowledge.

         Section 4.8. NO UNDISCLOSED LIABILITIES. Except (i) as reflected or reserved against in the Company's audited consolidated balance sheet as of December 31, 2008, (ii) for transactions contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business (after taking into consideration the current financial condition of the Company), the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.

         Section 4.9. MATERIAL CONTRACTS.

              (a) Except for this Agreement, the Company Benefit Plans, the Assumed Contracts or as set forth in SECTION 4.9(a) of the Company Disclosure Letter, the Company is not a party to or bound by, as of the date hereof, any Contract (whether written or oral) (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company;
(ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000; (iii) which contains any provision that prior to or following the Closing Date would materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of, whether or not binding on, the Buyer or any Affiliate of the Buyer; or (iv) pursuant to which any rights in any material Company Intellectual Property are granted to the Company by a third party or granted to a third party by the Company (all contracts of the type described in this SECTION 4.9(a) being referred to herein as "COMPANY MATERIAL CONTRACTS"). To the Company's Knowledge, the Company is not a party to any Contract (other than any Contracts to which the Buyer or any Affiliate of the Buyer is a party) that purports to be binding on, or imputes any obligations on, the Buyer or any Affiliate of the Buyer.

              (b) (i) Each Company Material Contract is valid and binding on the Company and in full force and effect, (ii) the Company has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) the Company has not received written notice of, or to the Company's Knowledge, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company under any such Company Material Contract.

         Section 4.10. COMPLIANCE WITH LAW. The Company is, and since December 31, 2006 has been, in compliance in all material respects with and is not in material default under or in violation of any Law.

         Section 4.11. PROXY STATEMENT; OTHER INFORMATION. The Proxy Statement will not at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the
Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will not, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied by or related to the Buyer. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by or related to the Buyer.

         Section 4.12. INTELLECTUAL PROPERTY. The Company owns, or is licensed or otherwise possesses adequate rights to use, all material Intellectual Property used or held for use in its Business as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY"). SECTION 4.12 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Intellectual Property owned by the Company that is registered, issued or the subject of a pending application. To the Company's Knowledge, the conduct of the Business of the Company does not infringe any Intellectual Property of any person and no claim is pending or threatened in writing alleging any Intellectual Property infringement by the Company. To the Company's Knowledge, the Company has not made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company. To the Company's Knowledge, no person is infringing any Company Intellectual Property owned by the Company. To the Company's Knowledge, all software material to the Business (i) performs in material conformance with its documentation,
(ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than an authorized licensee or owner of the software.

         Section 4.13. INSURANCE. The Company maintains, or is entitled to the benefits of, insurance covering its properties (including the Acquired Assets), operations, personnel and Business in the amounts set forth in SECTION 4.13 of the Company Disclosure Letter. To the Company's Knowledge, the Company has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

         Section 4.14. FINDERS OR BROKERS. Except for Foundation Ventures LLC, the Company has not engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction or the other transactions contemplated hereby.

         Section 4.15. WARRANTS. SECTION 4.15 of the Company Disclosure Letter sets forth a true, complete and correct list of all of the issued and outstanding warrants to purchase shares of Company Common Stock (each, a "WARRANT") as of the date hereof, which list shall include the identity of the warrantholders, the number of shares of Company Common Stock which are subject to issuance pursuant to each Warrant, the exercise price of each Warrant and the expiration date of each Warrant. The Company has provided to the Buyer correct and complete copies of all of the Contracts evidencing all of the issued and outstanding Warrants.

         Section 4.16. INVENTORY. SECTION 4.16 of the Company Disclosure Letter sets forth a true, complete and correct list of all of the Company's inventory relating to the Business (including raw materials, work in process and finished goods) as of the date hereof. All of the inventory of the Company, which consists of raw materials, work in process and finished goods, is, in all material respects, merchantable and usable or saleable in the ordinary course of business.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  Except as disclosed in the disclosure letter delivered by the Buyer to the Company immediately prior to the execution of this Agreement (the "BUYER DISCLOSURE LETTER," it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Buyer represents and warrants to the Company that the following statements contained in this ARTICLE V are true and correct:

         Section 5.1. QUALIFICATION; ORGANIZATION.

              (a) The Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

              (b) The Buyer is qualified to do business and is in good standing as a limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in any Buyer Material Adverse Effect. The organizational or governing documents of the Buyer, as previously made available to the Company, are in full force and effect. The Buyer is not in violation of its organizational or governing documents.

         Section 5.2. CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

              (a) The Buyer has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the managing member of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

              (b) Other than in connection with or in compliance with the Regulatory Approvals set forth on SECTION 5.2(b) of the Buyer Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

              (c) The execution and delivery by the Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Buyer or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of the Buyer or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Buyer or any of its Subsidiaries or
(iii) conflict with or violate any applicable Laws.

         Section 5.3. PROXY STATEMENT; OTHER INFORMATION. None of the information supplied or to be supplied by the Buyer in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Buyer and contained in the SCHEDULE 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 5.4. FINANCING. The Buyer will have sufficient funds to ensure timely payment in full of the Purchase Price in accordance with the terms of this Agreement.

         Section 5.5. FINDERS OR BROKERS. The Buyer has not engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction or the other transactions contemplated hereby.

         Section 5.6. CERTAIN ARRANGEMENTS. Other than the Voting Agreement and the Contracts filed or incorporated by reference as an Exhibit to a Company SEC Document filed prior to the date hereof, there are no Contracts between the Buyer, on the one hand, and any member of the Company's management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. The Buyer has provided the Special Committee with true, correct and complete copy of the Voting Agreement.

         Section 5.7. INVESTIGATIONS; LITIGATION. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries. As of the date hereof, the Buyer is not subject to any order, writ, judgment, injunction, decree or award.

         Section 5.8. DISCLAIMER. The Buyer acknowledges and agrees that it has not relied on any representation and warranty or other statement of any Person on behalf of the Company other than the representations and warranties of the Company expressly set forth in ARTICLE IV. The Buyer acknowledges and agrees that no Representative of the Company shall have any responsibility or liability related to or with respect to the representations and warranties set forth in
ARTICLE IV.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

         Section 6.1. CONDUCT OF BUSINESS BY THE COMPANY.

              (a) From and after the date hereof and prior to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to
SECTION 8.1 (the "TERMINATION DATE"), and except (i) as may be required by applicable Law, (ii) with the prior written consent of the Buyer, or (iii) as expressly contemplated or permitted by this Agreement, the Company shall (A) conduct its Business in all material respects in the ordinary course consistent with past practices (after taking into consideration the current financial condition of the Company), (B) use commercially reasonable efforts to maintain and preserve intact its Business, the Acquired Assets and its advantageous business relationships and (C) use commercially reasonable efforts to obtain any necessary approvals (including the Regulatory Approvals) of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Transaction or other transactions contemplated hereby; PROVIDED, HOWEVER, that no action by the Company with respect to matters specifically addressed by any other provision of this SECTION 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

              (b) The Company agrees with the Buyer that between the date hereof and the Closing Date, except as expressly contemplated or expressly permitted by this Agreement, the Company shall not, without the prior written consent of the
Buyer:

                   (i) grant any person any right to acquire any shares of its capital stock;

                   (ii) issue any additional shares of capital stock except pursuant to the exercise of stock options or other awards issued under the Company Stock Plans or pursuant to any other convertible securities issued and outstanding as of the date hereof and in accordance with the terms of such instruments;

                   (iii) purchase, sell, transfer, mortgage, encumber or otherwise dispose of any of the Acquired Assets;

                   (iv) make any capital expenditure;

                   (v) incur, assume, guarantee, or become obligated with respect to any debt;

                   (vi) make any investment in excess of $10,000 in the aggregate;

                   (vii) (i) create or acquire any Subsidiary, (ii) purchase or otherwise acquire any shares of capital stock or other equity interest of any other corporation or limited liability company or any interest in any partnership, joint venture or other non-corporate business enterprise or (ii) make any equity or debt investment in any Person;

                   (viii) (A) amend, in any manner adverse to the Company, the loan agreement between the Company and Emigrant, dated April 7, 2009, and any other agreements, notes, security agreements and other instruments executed and delivered in connection with such loan agreement; PROVIDED, HOWEVER, that the Company shall be permitted (without the consent of the Buyer) to enter into any additional forbearance agreements with Emigrant to extend the forbearance period under the Forbearance Agreement; PROVIDED, HOWEVER, that any such additional forbearance agreements shall not obligate the Company to incur additional costs (whether monetary or otherwise) in connection thereunder other than such additional costs resulting from the increase in the interest rate payable on the loan from Emigrant to be the lesser of (x) 18% per annum and (y) the maximum rate permitted by law, as contemplated by the Forbearance Agreement (for avoidance of doubt, the Company shall not be permitted to amend the loan agreement in any other manner except as contemplated in the immediately preceding sentence), and (B) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate (x) any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract (other than terminating the Lease Agreement effective on or after the Closing), or
         (y) any Contracts not in the ordinary course, involving the commitment or transfer of value in excess of $10,000 in the aggregate; PROVIDED, HOWEVER, that notwithstanding any of the foregoing, the Company shall be permitted (after receipt of the Buyer's consent, which consent shall not be unreasonably withheld, delayed or conditioned) to terminate or reduce the salary of any employee of the Company;

                   (ix) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $10,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

                   (x) amend or waive any provision of its certificate of incorporation or its by-laws, partnership agreement, operating agreement or other equivalent organizational documents or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such (other than the Voting Agreement);

                   (xi) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Transaction set forth in ARTICLE VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

                   (xii) enter into any "non-compete" or similar agreement that following the Closing would in any way restrict the businesses of the Buyer or its Affiliates or take any action that may impose new or additional material regulatory requirements on any Affiliate;

                   (xiii) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

                   (xiv) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

                   (xv) except in connection with this Agreement, take any material action with respect to any Affiliate of the Company that is outside the ordinary course of business consistent with past practices (after taking into consideration the current financial condition of the Company); PROVIDED, HOWEVER, that notwithstanding any of the foregoing, the Company shall be permitted (after receipt of the Buyer's consent, which consent shall not be unreasonably withheld, delayed or conditioned) to terminate or reduce the salary of any employee of the Company;

                   (xvi) notwithstanding anything in this Agreement to the contrary, pay any bonuses to any of the Company's employees or consultants pursuant to any Company Benefit Plan, any employment agreement or any consulting agreement; or

                   (xvii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this SECTION 6.1(b).

         Section 6.2. INVESTIGATION. From the date hereof until the Closing Date and subject to the requirements of applicable Laws, the Company shall (i) provide to the Buyer, its counsel, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company, (ii) furnish to the Buyer, its counsel, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including, to the extent possible, furnishing to the Buyer the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than directors who are not employees) of the Company to cooperate reasonably with the Buyer in its investigation of the Company, except that nothing herein shall require the Company to disclose any information that would cause a violation of any agreement to which the Company is a party or would cause a risk of a loss of privilege to the Company. Any investigation pursuant to this SECTION 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. No information or knowledge obtained by the Buyer in any investigation pursuant to this SECTION 6.2 shall affect or be deemed to modify any representation or warranty made by the Company in ARTICLE IV.

         Section 6.3. SOLICITATION.

              (a) Notwithstanding anything in this Agreement to the contrary, prior to the Company Shareholder Approval, the Company and its officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries ("REPRESENTATIVES") have the right, directly or indirectly, to (i) initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company (provided, that the Company shall promptly (and in any event within 24 hours) provide or make available to the Buyer any material non-public information concerning the Company that is provided to the person making or proposing an Alternative Proposal which was not previously provided or made available to the Buyer or its Affiliates) in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, and (iii) resolve to propose or agree to do any of the foregoing.

              (b) Neither the Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to the Buyer, or publicly propose to withdraw or modify in a manner adverse to the Buyer, the Recommendation, (ii) enter into or approve any definitive agreement, letter of intent, agreement in principle, asset purchase agreement, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding anything to the contrary set forth in this Agreement, the Company, the Board or the Special Committee may, prior to the receipt of the Company Shareholder Approval, (A) withdraw or modify the Recommendation, or (B) in response to a written Alternative Proposal made after the date of this Agreement that the Board or the Special Committee determines in good faith, after consultation with the Company's outside counsel and financial advisor, constitutes a Superior Proposal, (x) approve or recommend, or publicly propose to approve or recommend, such Superior Proposal, or (y) enter into, concurrently with or after terminating this Agreement in accordance with SECTION 8.1(c)(ii), a binding written agreement concerning such Superior Proposal, in any such case of clause
(A) or (B) only if the Board or the Special Committee determines in good faith, after consulting with the Company's outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; PROVIDED, however, that neither the Company, the Board nor the Special Committee shall take any action referred to in clause (A) or (B) of this SECTION 6.3(b) or terminate this Agreement pursuant to SECTION 8.1(c)(ii), unless:

                   (i) the Company promptly notifies the Buyer, in writing (a "TERMINATION NOTICE") at least three (3) Business Days before taking that action (the "NEGOTIATION PERIOD"), of its intention to do so, and, in the case of an action described in clause (B) of this SECTION 6.3(b), (1) attaches to the Termination Notice the most current version of the proposed agreement under which the Superior Proposal is proposed to be consummated, and (2) sets forth in such Termination Notice the identity of the third party making the Alternative Proposal; PROVIDED, HOWEVER, that any material amendment or modification to any such Superior Proposal shall require a new written Termination Notice by the Company and a new three (3) Business Day Negotiation Period; and

                   (ii) the Company shall have offered to negotiate in good faith with (and, if accepted, negotiated in good faith with), and shall have instructed its financial and legal advisors to offer to negotiate in good faith with (and, if accepted, negotiated in good faith with), the Buyer to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement; and

                   (iii) the Board (or the Special Committee) shall have determined in good faith, after consultation with the Company's outside legal counsel and financial advisor and, after considering the results of such negotiations and the revised proposal made by the Buyer, if any, that either: (x) the Superior Proposal giving rise to the Company's Termination Notice (including any subsequent amendments or modifications) continues to be a Superior Proposal, in the case of an action described in clause (B) of this SECTION 6.3(b); or (y) it would continue to be inconsistent with its fiduciary obligations under applicable Law to recommend in favor of the Transaction and this Agreement on the revised terms, if any, proposed by the Buyer.

              (c) The Company promptly (and in any event within 24 hours) shall advise the Buyer orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any material document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep the Buyer reasonably informed on a reasonably current basis of the status (including any material change to the terms thereof) of any such Alternative Proposal or indication or inquiry.

              (d) Notwithstanding the foregoing, the Company shall not waive the application of the New Jersey Shareholders' Protection Act with respect to any Person other than the Buyer, its interestholders and their respective Affiliates; PROVIDED, HOWEVER, that the Company may waive the application of the New Jersey Shareholders' Protection Act in connection with the entering into a definitive agreement providing for the implementation of a Superior Proposal in accordance with the terms of this Agreement.

              (e) Nothing contained in this Agreement shall prohibit the Company or its Board (or the Special Committee) from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

              (f) As used in this Agreement, "ALTERNATIVE PROPOSAL" shall mean
(i) any inquiry, proposal or offer from any Person or group of Persons other than the Buyer or one of its Subsidiaries for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or assets of the Company, in each case other than the Transaction.

              (g) As used in this Agreement, "SUPERIOR PROPOSAL" shall mean any Alternative Proposal (i) on terms which the Board (or the Special Committee) determines in good faith, after consultation with the Company's outside legal counsel and financial advisor, to be more favorable from a financial point of view to the holders of Company Common Stock than the Transaction, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by the Buyer to amend the terms of this Agreement and the Transaction during the Negotiation Period) and (ii) that the Board (or Special Committee) believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of "Superior Proposal", the references to "20%" in the definition of Alternative Proposal shall be deemed to be references to "50%."

         Section 6.4. FILINGS; OTHER ACTIONS.

              (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company and the Buyer shall prepare the SCHEDULE 13E-3. The Buyer and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its commercially reasonable efforts to have the Proxy Statement, and the Buyer and the Company will use their commercially reasonable efforts to have the SCHEDULE 13E-3, cleared by the SEC as promptly as practicable after such filing. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify the Buyer of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide the Buyer with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the Buyer and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft SCHEDULE 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Buyer and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Closing Date, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the
SCHEDULE 13E-3 so that the Proxy Statement or the SCHEDULE 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

              (b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the New Jersey Shareholders' Protection Act (including, not less than 20 days prior to the Company Meeting, notifying each shareholder of record entitled to vote at such meeting that appraisal rights are available under the New Jersey Shareholders' Protection Act) and its amended certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the "COMPANY MEETING"), and (ii) subject to the Board's or the Special Committee's withdrawal or modification of its Recommendation in accordance with SECTION 6.3, use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Transaction and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with SECTION 8.1, the Company, regardless of whether the Board (whether or not acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, will submit this Agreement for adoption by the shareholders of the Company at the Company Meeting.

         Section 6.5. EFFORTS.

              (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Transaction and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Regulatory Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

              (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and the Buyer shall (i) use commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including but not limited to approvals from the Food and Drug Administration (the "REGULATORY APPROVALS"),
(ii) use commercially reasonable efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate the Transaction and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, by any Governmental Entity in connection with the Regulatory Approvals, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the Transaction and the other transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications sent or received by the Company or the Buyer, as the case may be, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance any proposed communication by such party to any supervisory or Governmental Entity and (iv) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto. The Company and the Buyer shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity.

              (c) Subject to the rights of the Buyer in SECTION 6.8, and in furtherance and not in limitation of the covenants of the parties contained in this SECTION 6.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transaction or any other transaction contemplated by this Agreement, each of the Company and the Buyer shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this SECTION 6.5 shall limit a party's right to terminate this Agreement pursuant to SECTION 8.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this SECTION 6.5.

              (d) For purposes of this Agreement, "REGULATORY LAW" means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Transaction and the transactions contemplated thereby, including (i) any Law governing the direct or indirect ownership or control of any of the operations or assets (including the Acquired Assets) of the Company or (ii) any Law with the purpose of protecting the national security or the national economy of any nation.

         Section 6.6. TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Transaction, the Voting Agreement or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and the Buyer shall grant such approvals and take such actions as are reasonably necessary so that the Transaction, the Voting Agreement and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transaction, the Voting Agreement and the other transactions contemplated hereby.

         Section 6.7. PUBLIC ANNOUNCEMENTS. The Company and the Buyer will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

         Section 6.8. SHAREHOLDER LITIGATION. The Company shall give the Buyer the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to the Transaction or any other transactions contemplated hereby; PROVIDED, HOWEVER, that no such settlement shall be agreed to without the Buyer's consent.

         Section 6.9. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transaction or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Transaction or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company or the Buyer, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Transaction or the other transactions contemplated hereby,
(iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the Conditions to the Transaction set forth in ARTICLE VIII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 6.9 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify the Buyer, on a reasonably current basis, of any events or changes with respect to any criminal or material regulatory investigation or action involving the Company or any of its Affiliates (but, excluding traffic violations or similar misdemeanors), and shall reasonably cooperate with the Buyer or its Affiliates in efforts to mitigate any adverse consequences to the Buyer or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

         Section 6.10. NON-COMPETITION AND NON-SOLICITATION.

              (a) COVENANTS AGAINST COMPETITION. The Company acknowledges that
(i) the Business of the Company is conducted primarily in the United States;
(ii) the Company has intimate and valuable knowledge of the Business, as well as technical, financial, customer, supplier and other confidential information related to the Business, which, if exploited by the Company in contravention of the terms of this Agreement, would seriously, adversely and irreparably affect the ability of the Buyer to continue to conduct the Business previously conducted by the Company; (iii) the agreements and covenants contained in this
SECTION 6.10, as they relate to the Business and otherwise, have been determined by the Buyer to be essential to protect the Business; and (iv) the Buyer would not consummate the transactions contemplated by this Agreement but for such agreements and covenants, including under this SECTION 6.10. Accordingly, the Company covenants and agrees as follows:

                   (i) NON-COMPETE. For a period of five (5) years following the Closing (the "RESTRICTED PERIOD"), the Company shall not, within the United States, directly or indirectly, (A) engage in the Business; (B) except as agreed to in writing by the Buyer, render any services to any Person principally engaged in business similar in nature to the Business; or (C) become interested in any Person principally engaged in business similar in nature to the Business in any capacity, including as a partner, shareholder, principal, lender, agent, trustee or consultant.

                   (ii) NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, the Company shall not, either directly or indirectly, hire, solicit or encourage any employee to leave the employment of the Buyer or any Affiliate thereof (each, a "PROTECTED PARTY" and collectively, the "PROTECTED PARTIES").

                   (iii) DISCONTINUATION OF BUSINESS RELATIONSHIPS. During the Restricted Period, the Company shall not, directly or indirectly, seek to induce or otherwise cause any customer, supplier, licensee or any other Person with whom any of the Protected Parties has a material business relationship, whether by contract or otherwise, to discontinue or alter in a manner adverse to any Protected Party, such business relationship.

                   (iv) CONFIDENTIAL INFORMATION; PERSONAL RELATIONSHIPS. During the Restricted Period, the Company shall keep confidential and shall not, without the prior express written consent of the Buyer, use, disclose or provide access to, any confidential information relating to the Business of any Protected Party, including customer lists and other information, except: (A) any information required to be disclosed by law or court order and (B) any information that is otherwise available to the public or in the public domain, other than as a result of a disclosure by the Company, in violation of confidentiality obligations under any agreement with a Protected Party.

              (b) RIGHTS AND REMEDIES UPON BREACH. If the Company breaches, or threatens to commit a breach of, any of the provisions of SECTION 6.10(a) (the "RESTRICTIVE COVENANTS"), the Protected Parties shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Protected Parties under law or in equity: (i) the right and remedy to have the Restrictive

Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Protected Parties and that money damages would not provide an adequate remedy to the Protected Parties; and (ii) the right and remedy to require the Company to pay to the Protected Parties all damages, losses, costs or expenses incurred by any Protected Party as the result of any action constituting a breach of the Restrictive Covenants. The Company shall be obligated to pay the costs of enforcement of the provisions of this SECTION 6.10 by any Protected Party in connection with either such remedy, including, but not limited to, reasonable attorneys fees and court costs.

              (c) SEVERABILITY OF COVENANTS. The Company acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to the Company, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect as to the Company, without regard to the invalid portions.

              (d) BLUE-PENCILING. It is expressly understood and agreed that although the Company considers the Restrictive Covenants to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this SECTION 6.10 is an unenforceable restriction against the Company, the provisions of this SECTION
6.10 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this SECTION
6.10 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Agreement.

              (e) ENFORCEABILITY IN JURISDICTIONS. The Buyer and the Company intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Buyer and the Company that such determination not bar or in any way affect the Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         Section 6.11. BULK SALES LAW AND WAIVER. The Buyer hereby waives compliance by the Company with any applicable bulk transfer provisions of the Uniform Commercial Code or of any other applicable bulk transfer tax.

         Section 6.12. INSURANCE. The Company agrees to take such actions as are reasonably necessary to cause all insurance policies of the Company that are in effect immediately prior to the date of this Agreement (including insurance polices with respect to the Business, the Acquired Assets, product liability and directors' and officers liability insurance) to continue to provide such coverage from the date of this Agreement up to and including the Closing Date (including, without limitation, the replacement or renewal of such insurance policies, at the Company's sole cost and expense, with new insurance policies which provide comparable coverage).

         Section 6.13. USE OF NAME. The Company agrees to take all necessary actions to change its name at the time of Closing, and conditional on, the Closing, including obtaining the Board's approval and the Company's shareholders approval to the adoption of an amendment to the certificate of incorporation setting forth the change of the Company name. The Company further agrees that from and after the Closing it or any of its Affiliates will cease to make any use of (i) the name "Ivivi Technologies," (ii) any similar names indicating affiliation with the Buyer, any of its Affiliates, the Business or the business or activity engaged in by the Buyer or any of its Affiliates, (iii) any identifying symbols, logos, emblems, signs or insignia related to the name "Ivivi Technologies" or containing or comprising the foregoing, or (iv) any name or mark confusingly similar thereto.

         Section 6.14. FURTHER ASSURANCES. From the date hereof through the Closing, the Company agrees to, upon the Buyer's reasonable request and at the Buyer's sole cost and expense, assist, and cooperate in good faith with, the Buyer in establishing its own payroll systems, accounting systems, billing systems, credit and collection services as may be reasonably requested by the Buyer in order to enable the Buyer to carry on its business immediately following the Closing in a similar manner as to which the Company carried on its Business prior to the Closing.

         Section 6.15. ADDITIONAL COVENANTS OF THE BUYER. The Buyer covenants and agrees as follows:

              (a) Concurrently with the Closing, the Buyer shall deliver an agreement executed by SMG, in a form reasonably acceptable to the Company and SMG (the "SMG TERMINATION AGREEMENT"), (i) terminating his employment with the Company and the Employment Agreement dated as of December 31, 2008 and amended on April 2, 2009 between the Company and SMG (the "SMG EMPLOYMENT AGREEMENT") pursuant to Section 4.01(F) thereof, (ii) providing that on the Closing Date all restricted shares of Company Common Stock outstanding immediately prior to the Closing Date (as specified in the SMG Termination Agreement) that were awarded to SMG pursuant to the Restricted Stock Award Agreement dated as of March 31, 2009 between the Company and SMG (the "SMG RESTRICTED STOCK AWARD AGREEMENT" and together with the SMG Employment Agreement, the "SMG AGREEMENTS") will become fully and immediately vested and all restrictions and conditions applicable thereto will lapse, pursuant to Section 1(f) of Exhibit A to the Restricted Stock Award Agreement and acknowledging that SMG shall have no right to any additional restricted shares of the Company Common Stock pursuant to the SMG Restricted Stock Award Agreement (other than such restricted shares of the Company Common Stock pursuant to the SMG Restricted Stock Award Agreement that are outstanding immediately prior to the Closing Date), and (iii) providing for an irrevocable waiver and general release by SMG (on his own behalf and on behalf of each of his descendants, dependents, heirs, executors, administrators, assigns and successors, if applicable) of any and all claims that SMG may have against the Company and/or any of its shareholders, officers, directors, employees, agents and related parties (in both their individual and representative capacities), including, without limitation, (A) claims arising out of the SMG Agreements or the termination thereof and SMG's employment with the Company or separation therefrom, and (B) claims for salary, bonus, benefits or other compensation earned pursuant to the SMG Employment Agreement prior to September 15, 2009, but excluding any claims (a) for unpaid salary, benefits or other compensation (other than bonuses) earned pursuant to the SMG Employment Agreement during the period beginning on September 15, 2009 and ending on the Closing Date; PROVIDED, HOWEVER, it is understood and agreed that, as of September 15, 2009, SMG shall continue to earn salary at the rate of $100,000 on an annualized basis or such lesser amount as is consistent with an across the board salary reduction applicable to executive level Company personnel between the date hereof and the Closing Date, (b) to enforce the SMG Agreements, subject to this SECTION 6.15(a) or the SMG Termination Agreement, (c) that arise after execution of the SMG Termination Agreement, (d) challenging the validity of the SMG Termination Agreement under the Age Discrimination in Employment Act of 1967 ("ADEA"), or (e) any other claims that may not be released under the SMG Termination Agreement in accordance with applicable law.

              (b) Concurrently with the Closing, the Buyer shall deliver an agreement executed by Clubb, in a form reasonably acceptable to the Company and Clubb (the "CLUBB TERMINATION AGREEMENT"), (i) terminating her employment with the Company under the terms of the term sheet effective as of August 1, 2009 (the "CLUBB TERM SHEET") and (ii) providing for an irrevocable waiver and general release by Clubb (on her own behalf and on behalf of each of her descendents, dependents, heirs, executors, administrators, assigns and successors, if applicable) of any and all claims that Clubb may have against the Company and/or any of its shareholders, officers, directors, employees, agents and related parties (in both their individual and representative capacities), including, without limitation, (A) claims arising out of the Clubb Term Sheet or the termination thereof and Clubb's employment with the Company or separation therefrom, and (B) claims for salary, bonus, benefits, or other compensation earned pursuant to the Clubb Term Sheet prior to September 15, 2009, but excluding any claims (a) for unpaid salary, benefits or other compensation (other than bonuses) earned pursuant to the Clubb Term Sheet during the period beginning on September 15, 2009 and ending on the Closing Date; provided, HOWEVER, it is understood and agreed that, as of September 15, 2009, Clubb shall continue to earn salary at the rate of $100,000 on an annualized basis or such lesser amount as is consistent with an across the board salary reduction applicable to executive level Company personnel between the date hereof and the Closing Date, (b) to enforce the Clubb Term Sheet, subject to this SECTION 6.15(b), or the Clubb Termination Agreement, (c) that arise after execution of the Clubb Termination Agreement, (d) challenging the validity of the Clubb Termination Agreement under the ADEA, or (e) any other claims that may not be released under the Clubb Termination Agreement in accordance with applicable law.

                                   ARTICLE VII
                          CONDITIONS TO THE TRANSACTION

         Section 7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO CONSUMMATE THE TRANSACTION. The respective obligations of each party to consummate the Transaction shall be subject to the fulfillment (or waiver by all parties) at or prior to the Closing Date of the following conditions:

              (a) The Company Shareholder Approval shall have been obtained.

              (b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction and/or the other transactions contemplated by this Agreement shall be in effect.

         Section 7.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO CONSUMMATE THE TRANSACTION. The obligation of the Company to consummate the Transaction is further subject to the fulfillment or waiver of the following conditions:

              (a) The Buyer shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

              (b) The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date and signed by the managing member or a senior executive officer, certifying to the effect that the condition set forth in
SECTION 7.2(a) has been satisfied.

              (c) The Company shall have received all agreements, instruments and other documentation to be delivered by the Buyer pursuant to SECTION 1.6.

         Section 7.3. CONDITIONS TO OBLIGATION OF THE BUYER TO CONSUMMATE THE TRANSACTION. The obligation of the Buyer to consummate the Transaction is further subject to the fulfillment or waiver of the following conditions:

              (a) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

              (b) The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date and signed by a senior executive officer, certifying to the effect that the condition set forth in SECTION 7.3(a) has been satisfied.

              (c) The Buyer shall have received all agreements, instruments and other documentation to be delivered by the Company pursuant to SECTION 1.5.

                                  ARTICLE VIII
                                   TERMINATION

         Section 8.1. TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing, whether before or after any approval of the matters presented in connection with the Transaction by the shareholders of the Company:

              (a) by the mutual written consent of the Company and the Buyer;

              (b) by either the Company or the Buyer, if:

                   (i) the Closing shall not have occurred on or before March 15, 2010 (the "END DATE"), and the party seeking to terminate this Agreement pursuant to this SECTION 8.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transaction on or before the End Date;

                   (ii) an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction and such injunction, other legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this SECTION 8.1(b)(ii) shall have used its commercially reasonable efforts to remove such injunction, other legal restraint or order in accordance with SECTION 6.5; or

                   (iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

              (c) by the Company, if:

                   (i) the Buyer shall have breached or failed to perform any of covenants or other agreements (other than its representations and warranties) contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in
         SECTION 7.1 or SECTION 7.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given the Buyer written notice, delivered at least thirty (30) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this
         SECTION 8.1(c)(i) and the basis for such termination;

                   (ii) prior to the receipt of the Company Shareholder Approval, (A) the Board (or the Special Committee) has received a Superior Proposal, (B) in light of such Superior Proposal a majority of the disinterested directors of the Company (or the Special Committee) shall have determined in good faith, after consultation with the Company's outside counsel, that the failure to withdraw or modify its Recommendation or enter into an agreement with respect to the Superior Proposal would be inconsistent with the Board's (or the Special Committee's) exercise of its fiduciary duty under applicable Law, (C) the Company has provided the Buyer with a Termination Notice (in accordance with SECTION 6.3(b)(i), (D) following the Negotiation Period (in accordance with SECTION 6.3(b)(ii)), the Board shall have determined in good faith, after consultation with the Company's outside legal counsel and financial advisor and, after considering the results of such negotiations and the revised proposal made by the Buyer, if any, that either: (x) the Superior Proposal giving rise to the Company's Termination Notice (including any subsequent amendments or modifications) continues to be a Superior Proposal; or (y) it would continue to be inconsistent with Board's (or the Special Committee's) fiduciary obligations under applicable Law to recommend in favor of the Transaction and this Agreement on the revised terms, if any, proposed by the Buyer, and (E) the Board has approved, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; PROVIDED, HOWEVER, notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that concurrently with, and as a condition to, the termination of this Agreement pursuant to this Section 8.1(c)(ii), the Company shall pay (or cause to be paid) to the Buyer a termination fee of $90,000 in cash (the "TERMINATION FEE").

              (d) by the Buyer, if:

                   (i) the Company shall have breached or failed to perform any of its covenants or other agreements (other than its representations and warranties) contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in
         SECTION 7.1 or SECTION 7.3 and (ii) cannot be cured by the End Date, provided that the Buyer shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating the Buyer's intention to terminate this Agreement pursuant to this
         SECTION 8.1(d)(i) and the basis for such termination;

                   (ii) the Board or the Special Committee withdraws, modifies or qualifies in a manner adverse to the Buyer, or publicly proposes to withdraw, modify or qualify, in a manner adverse to the Buyer, its Recommendation, fails to recommend to the Company's shareholders that they give the Company Shareholder Approval or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal; or

                   (iii) the Company gives the Buyer the Termination Notice contemplated by SECTION 8.1(c)(ii)(c).

         In the event of termination of this Agreement pursuant to this SECTION 8.1, this Agreement shall terminate (except for the provisions of SECTION 8.2, SECTION 10.16 and ARTICLE IX), and there shall be no other liability on the part of the Company or any of its shareholders, directors, officers or agents, as the case may be, or the Buyer to the other except liability arising out of any willful breach of any of the representations, warranties or covenants in this Agreement by the Company, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

         Section 8.2. TERMINATION FEE. Each of the parties hereto acknowledges that the Termination Fee contained in SECTION 8.1(c)(ii) is an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Buyer for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

                                   ARTICLE IX
                                 INDEMNIFICATION

         Section 9.1. INDEMNIFICATION OF THE BUYER BY THE COMPANY.

              (a) The Company agrees to indemnify and hold harmless the Buyer, all Affiliates of the Buyer and their respective members, stockholders, directors, officers, employees and agents (the "BUYER INDEMNITEES") and will reimburse such persons from and against and with respect to Losses resulting or arising from:

                   (i) any non-fulfillment of any covenant or agreement on the part of the Company under this Agreement;

                   (ii) any liabilities of the Company other than the Assumed Liabilities;

                   (iii) fraud, intentional misrepresentation or willful breach by the Company; or

                   (iv) SECTION 6.11 (Bulk Sales Law and Waiver) and any and all Losses arising out of the failure of the Company to comply with any bulk sales or transfer Law.

              (b) The indemnification obligations of the Company hereunder relate to indemnification for all Losses of a Buyer Indemnitee, regardless of whether such Loss arises from a third-party claim against such Buyer Indemnitee or otherwise.

         Section 9.2. INDEMNIFICATION OF THE COMPANY BY THE BUYER.

              (a) The Buyer hereby agrees to indemnify and hold harmless the Company, all Affiliates of the Company and their shareholders, directors, officers, employees and agents (the "COMPANY INDEMNITEES") against and with respect to any and all Losses directly or indirectly resulting or arising from:

                   (i) any non-fulfillment of any covenant or agreement on the part of the Buyer under this Agreement;

                   (ii) the Assumed Liabilities;

                   (iii) the ownership and use of the Acquired Assets following the Closing; and

                   (iv) fraud, intentional misrepresentation or willful breach by the Buyer.

              (b) The indemnification obligations of the Buyer hereunder relate to indemnification for all Losses of a Company Indemnitee, regardless of whether such Loss arises from a third-party claim against such Company Indemnitee or otherwise.

         Section 9.3. PROCEDURE FOR INDEMNIFICATION.

              (a) If a third-party claim is made against a Company Indemnitee or a Buyer Indemnitee (an "INDEMNITEE"), and if such Indemnitee believes that such claim could give rise to a right of indemnification, then such Indemnitee shall give prompt written notice to the party obligated to provide indemnification hereunder (an "INDEMNIFYING PARTY") of such claim after such Indemnitee has received notice thereof (provided that failure to give timely notice shall not limit the indemnification obligations of the Indemnifying Party hereunder except to the extent that the delay in giving, or failure to give, such notice has materially prejudiced the ability of the Indemnifying Party to defend the claim). The Indemnifying Party shall have the right to defend such claim and direct such defense, at the Indemnifying Party's sole option and expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnitee, provided that an Indemnitee shall at all times also have the right to fully participate in the defense at its own expense (and may retain its own counsel at the expense of the Indemnifying Party if it shall reasonably determine that representation of it and the Indemnifying Party by the same counsel would present an ethical conflict of interest; provided that the Indemnifying Party will only be responsible under such circumstances for the expenses of a single additional counsel for all Indemnitees). If the Indemnifying Party shall fail to defend such claim within thirty (30) days after notice thereof shall have been given by an Indemnitee to the Indemnifying Party, such Indemnitee shall have the right, but not the obligation, to undertake the defense of the claim on behalf, for the account, and at the risk and expense (including the payment of the reasonable attorneys' fees of such Indemnitee regardless of whether the Indemnitee prevails against the third party claim) of the Indemnifying Party. If the Indemnifying Party assumes the defense of such claim, the obligation of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim.

              (b) The Indemnifying Party shall not consent to the entry of any judgment or settle or compromise any third-party demands, claims, actions, suits or proceedings for which an Indemnitee has sought indemnification from the Indemnifying Party unless it shall have given such Indemnitee not less than 15 days prior written notice of the proposed consent, settlement or compromise, and afforded such Indemnitee an opportunity to consult with the Indemnifying Party regarding the proposed consent, settlement or compromise, and shall not consent to the entry of any judgment or enter into any settlement or compromise without the prior written approval of such Indemnitee. An Indemnitee shall not unreasonably withhold or delay its approval of a proposed consent, settlement or compromise. In determining whether to give its approval, an Indemnitee may consider whether the proposed consent, settlement or compromise includes as an unconditional term thereof the giving by the claimant to such Indemnitee of a release from all liabilities in respect of such claim except the liabilities satisfied by the Indemnifying Party.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement shall survive the date of this Agreement. The covenants of the parties requiring performance following the Closing shall survive in accordance with their terms.

         Section 10.2. EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred in connection with the Transaction, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne one-half by the Company and one-half by Buyer.

         Section 10.3. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

         Section 10.4. GOVERNING LAW. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         Section 10.5. JURISDICTION; ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with ARTICLE VIII the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement non-exclusively in any federal or state court located in the State of New Jersey, this being in addition to any other remedy which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of New Jersey. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this SECTION 10.5, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

         Section 10.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 10.7. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         To the Buyer:

         Ivivi Technologies, LLC
         c/o Ajax Capital LLC
         460 Park Avenue, Suite 2101
         New York, NY  10022
         Attention:               Steven M. Gluckstern
                                  or
                                  Kathryn Clubb
         Telephone:               (212) 937-8701
                                  (212) 937-8704
         Facsimile:               (212) 937-8702

         with copy to:
         Paul, Weiss, Rifkind, Wharton & Garrison LLP
         1285 Avenue of the Americas
         New York, NY 10019-6064
         Attention:               Jeffrey D. Marell
                                  Marilyn Sobel
         Telephone:               (212) 373-3000
         Facsimile:               (212) 757-3990

         To the Company:

         Ivivi Technologies, Inc.
         135 Chestnut Ridge Road
         Montvale, NJ  07645
         Attention:               Andre' A. DiMino
         Telephone:               (201) 767-6040
         Facsimile:               (201) 784-0620

         with a copy to:

         Lowenstein Sandler PC
         65 Livingston Avenue
         Roseland, NJ 07068
         Attention:               Steven M. Skolnick
         Telephone:               (973) 597-2476
         Facsimile:               (973) 597-2477
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; PROVIDED, HOWEVER, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

         Section 10.8. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company or the Buyer (whether by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the foregoing, the Buyer may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to any Affiliate of the Buyer, but no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Buyer shall cause any assignee thereof, to perform its obligations under this Agreement.

         Section 10.9. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         Section 10.10. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the Exhibits and letters hereto) and the Voting Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 10.11. AMENDMENTS; WAIVERS. At any time prior to the Closing, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (approved by the Special Committee), the Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of the Company, as approved by the Special Committee); PROVIDED, HOWEVER, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or the Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

         Section 10.12. HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.13. INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be deemed to mean "and/or." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

         Section 10.14. NO RECOURSE. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

         Section 10.15. DETERMINATIONS BY THE COMPANY. Whenever a determination, decision or approval by the Company is called for in this Agreement, such determination, decision or approval must be authorized by the Special Committee or, if the Special Committee is not then in existence, the Company's Board.

         Section 10.16. AJAX'S GUARANTY.

              (a) Ajax hereby unconditionally and irrevocably guarantees to the Company, as primary obligor and not merely as surety, the performance of, and compliance with, the payment obligations of the Buyer pursuant to, and under,
SECTION 2.1 (Purchase Price) contained in this Agreement (the "GUARANTY"). Ajax hereby waives promptness, diligence, demand, protest and notice as to the obligations guaranteed hereby and acceptance of this Guaranty, the right to require the Company to exhaust remedies against any other person and waives any other circumstance which might otherwise constitute a defense available to, or a discharge of, Ajax as a guarantor. Ajax hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against the Company.

              (b) The obligations of Ajax hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement; (ii) any furnishing or acceptance of security or any exchange or release of any security; (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to the Buyer; (iv) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to the Buyer; or (f) any other occurrence whatsoever, except performance in full of all payment obligations of the Buyer pursuant to, and under, SECTION 2.1, in accordance with the terms and conditions of this Agreement.

              (c) This Guaranty shall: (a) be binding upon Ajax, its successors and assigns; (b) inure to the benefit of, and be enforceable by, the Company and its successors and assigns; and (c) remain in full force and effect until the earlier of (i) the performance in full of all payment obligations of the Buyer or (ii) the termination of this Agreement.

         Section 10.17. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms will have the following meanings when used herein:

              (a) "AFFILIATES" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "CONTROL" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

              (b) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

              (c) "BUYER MATERIAL ADVERSE EFFECT" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, would prevent or materially delay or materially impair the ability of the Buyer to perform its obligations hereunder or to consummate the Transaction, other than an effect resulting from any one or more of the following: (i) any change in the United States or foreign economies or securities or financial markets in general; (ii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iii) any action taken by the Company or its Affiliates with respect to the transactions contemplated hereby; (iv) any changes in applicable Laws or accounting rules;
(v) the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

              (d) "COMPANY BENEFIT PLANS" means all pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), Internal Revenue Code of 1986, as amended, Section 125 "cafeteria" or "flexible" benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other material employee benefit plan, program, agreement or arrangement, whether or not subject to ERISA, that (i) the Company maintains, sponsors or contributes to, or for which the Company has any obligation to maintain, sponsor or contribute, or (ii) with respect to which the Company has any direct or indirect liability, whether contingent or otherwise.

              (e) "COMPANY MATERIAL ADVERSE EFFECT" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has a material adverse effect on the Acquired Assets, the Business or the condition (financial or otherwise) or results of operation of the Company, or that would prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transaction, other than an effect resulting from an Excluded Matter; provided that so long as an occurrence of any such event specified in clauses (i), (ii),
(iii) and (v) below does not have a disproportionate effect on the Acquired Assets, the Business or the industries in which the Business is operated, in which case, such event specified in any of the clauses above, shall cease to be an Excluded Matter. "EXCLUDED MATTER" means any one or more of the following:
(i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by the Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company; (v) the effect of any changes in applicable Laws or accounting rules; (vi) the failure of the Company to meet any of its internal projections or (vii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

              (f) "COMPANY SEC DOCUMENTS" means all forms, documents, statements and reports required to be filed prior to the date hereof by the Company with the SEC since January 1, 2007 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto.

              (g) "COMPANY PERMITS" means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties and assets (including the Acquired Assets) or to carry on its Business as it is now being conducted.

              (h) "CONTRACTS" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral, to which the Company is a party.

              (i) "ENVIRONMENTAL LAW" means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

              (j) "GAAP" means United States generally accepted accounting principles.

              (k) "HAZARDOUS SUBSTANCE" means any substance listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law as a toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

              (l) "INTELLECTUAL PROPERTY" means any of the following, as they exist anywhere in the world, whether registered, unregistered, issued or the subject of a pending application: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works and designs;
(d) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights;
(e) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (f) domain names, Internet addresses and other computer identifiers.

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

              (m) "KNOWLEDGE" means (i) with respect to the Buyer, the knowledge of Steven M. Gluckstern or Kathryn Clubb after reasonable inquiry and (ii) with respect to the Company, the knowledge of Andre' A. DiMino, David Saloff or Edward J. Hammel after reasonable inquiry.

              (n) "LAW" or "LAWS" means any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

              (o) "LOSSES" means any and all losses, injuries, damages, deficiencies, claims, liabilities (other than Assumed Liabilities), costs (including reasonable legal and other costs), penalties, interest, expenses and obligations (other than Assumed Liabilities); PROVIDED, HOWEVER, that Losses shall not include punitive, exemplary, remote or speculative damages, except to the extent paid by an Indemnitee to a third party.

              (p) "ORDERS" or "ORDERS" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

              (q) "PERSON" or "PERSON" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

              (r) "PROXY STATEMENT" means, collectively, the letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Transaction to be filed with the SEC in connection with seeking the adoption and approval of this Agreement.

              (s) "SCHEDULE 13E-3" means the Rule 13E-3 Transaction Statement on
Schedule 13E-3 to be filed with the SEC in connection with seeking the adoption and approval of this Agreement.

              (t) "SUBSIDIARIES" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

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

              (u) "TAX" or "TAXES" means (i) any and all federal, state, local or foreign or provincial taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision of Law) or otherwise.

              (v) "TAX RETURN" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

              (w) Each of the following terms is defined in the section set forth opposite such term:

TERM                                                         SECTION
----                                                         -------
Acquired Assets........................................      1.1
ADEA...................................................      6.15(a)
Agreement..............................................      Preamble
Ajax...................................................      Preamble
Alternative Proposal...................................      6.3(f)
Assumed Contracts......................................      1.1(e)
Assumed Liabilities....................................      1.3
Board..................................................      Recitals
Business...............................................      Recitals
Buyer..................................................      Preamble
Buyer Disclosure Letter................................      V
Buyer Indemnitees......................................      9.1(a)
Closing................................................      3.1
Closing Agreement .....................................      2.1
Closing Date...........................................      3.1
Clubb .................................................      2.1
Clubb Term Sheet.......................................      6.15(b)
Clubb Termination Agreement............................      6.15(b)
Company................................................      Preamble
Company Common Stock...................................      Recitals
Company Disclosure Letter..............................      IV
Company Indemnitees....................................      9.2(a)
Company Intellectual Property..........................      4.12
Company Material Contracts.............................      4.9(a)

TERM                                                         SECTION
----                                                         -------
Company Meeting........................................      6.4(b)
Company Shareholder Approval...........................      4.5
EMC....................................................      2.1
Emigrant...............................................      Recitals
End Date...............................................      8.1(b)(i)
ERISA..................................................      10.17(d)
Exchange Act...........................................      4.3(b)
Excluded Assets........................................      1.2
Excluded Liabilities...................................      1.4
Forbearance Agreement..................................      Recitals
Governmental Entity....................................      4.3(b)
Guaranty...............................................      10.16(a)
Indemnifying Party.....................................      9.3(a)
Indemnitee.............................................      9.3(a)
Lease Agreement........................................      1.2(c)
Lien...................................................      4.3(c)
Negotiation Period.....................................      6.3(b)(i)
Nonassignable Asset....................................      1.7
Person.................................................      10.17(q)
Protected Parties......................................      6.10(a)(ii)
Protected Party........................................      6.10(a)(ii)
Purchase Price.........................................      2.1
Recommendation.........................................      4.3(a)
Regulatory Approvals...................................      6.5(b)
Regulatory Law.........................................      6.5(d)
Representatives........................................      6.3(a)
Restricted Period......................................      6.10(a)(i)
Restrictive Covenants..................................      6.10(b)
SEC....................................................      4.7
SMG....................................................      2.1
SMG Agreements.........................................      6.15(a)
SMG Employment Agreement...............................      6.15(a)
SMG Restricted Stock Award Agreement...................      6.15(a)
SMG Termination Agreement..............................      6.15(a)
Special Committee......................................      Recitals
Subsidiaries...........................................      10.17(t)
Superior Proposal......................................      6.3(g)
Termination Date.......................................      6.1(a)
Termination Fee........................................      8.1(c)(ii)
Termination Notice.....................................      6.3(b)(i)
Transaction............................................      Recitals
Voting Agreement.......................................      Recitals
Warrant................................................      4.15


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

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                  IVIVI TECHNOLOGIES, INC.


                                  By:  /s/ Andre' DiMino
                                       ---------------------------------------
                                       Name: Andre' DiMino
                                       Title: Executive Vice President


                                  IVIVI TECHNOLOGIES, LLC


                                  By:  /s/ Steven M. Gluckstern
                                       ---------------------------------------
                                       Name: Steven M. Gluckstern
                                       Title:  Managing Member


                                  AJAX CAPITAL LLC


                                  By:  /s/ Steven M. Gluckstern
                                       ---------------------------------------
                                       Name: Steven M. Gluckstern
                                       Title:  Managing Member


                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

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